AMENDMENT TO THE BYLAWS OF
HOMELAND RESOURCES LTD.
A NEVADA CORPORATION

Homeland Resources Ltd., a Nevada corporation (the “Corporation”), hereby amends its Bylaws as follows. Such amendment is intended to supplement the Corporation’s existing Bylaws.

Amendment Number One

The Corporation hereby amends its Bylaws adding a section to ARTICLE V – STOCK read as follows:

“Article 5.8 DWAC/FAST SERVICES. The Corporation is permitted to use electronic book entry share register and transfer systems and to use paperless certificate systems.”

Effective March 18, 2015